Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WHX CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

WHX CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The name of the Corporation is WHX Corporation.

2.           Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to restate Article FIRST in its entirety to read as follows:

“FIRST:  The name of the corporation (hereinafter sometimes called the “Corporation”) is Handy & Harman Ltd.”

3.           The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.           The amendment to the Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate shall be effective on January 3, 2011.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and acknowledged by its Secretary on this 9th day of December, 2010.

WHX Corporation,

By:	/s/ Glen M. Kassan
Name: Glen M. Kassan
Title: Chief Executive Officer